Exhibit 10.40

LEASE AGREEMENT

(DATA CENTER)

BETWEEN

CHOICEPOINT INC.

(“ChoicePoint”)

AND

BNP PARIBAS LEASING CORPORATION

(“BNPPLC”)

December 8, 2006

(Continued)

(ii)

(Continued)

(iii)

(Continued)

			Page
	(A)	Right to Enter	37
	(B)	Performance for ChoicePoint	37
15	REMEDIES		38
	(A)	Traditional Lease Remedies	38
	(B)	Foreclosure Remedies	40
	(C)	Notice Required So Long As the Purchase Option Continues Under the Purchase Agreement	40
	(D)	Enforceability	41
	(E)	Remedies Cumulative	41
16	DEFAULT BY BNPPLC		41
17	QUIET ENJOYMENT		41
18	SURRENDER UPON TERMINATION		42
19	HOLDING OVER BY CHOICEPOINT		42
20	RECORDING MEMORANDUM		42
21	INDEPENDENT OBLIGATIONS EVIDENCED BY OTHER OPERATIVE DOCUMENTS		42
22	AMENDMENT AND RESTATEMENT OF CHOICEPOINT’S PRIOR LEASE		43

Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	Georgia Lien and Foreclosure Provisions

(iv)

LEASE AGREEMENT

(DATA CENTER)

This LEASE AGREEMENT (DATA CENTER) (this “Lease”), dated as of December 8, 2006 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and CHOICEPOINT INC. (“ChoicePoint”), a Georgia corporation.

RECITALS

Contemporaneously with the execution of this Lease, BNPPLC and ChoicePoint are executing a Common Definitions and Provisions Agreement (Data Center) dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Lease for all purposes. As used in this Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.

At the request of ChoicePoint and to facilitate the transactions contemplated in the Operative Documents, BNPPLC is accepting the following from SUNTRUST EQUITY FUNDING, LLC (the “Prior Owner”), a Delaware limited liability company, contemporaneously with the execution of this Lease: (1) an assignment of the Development Authority Lease, under which BNPPLC is acquiring a leasehold estate in the Land described in Exhibit A and improvements on the Land; and (2) a transfer of the Bonds and the Bond Security.

ChoicePoint is already in possession of the Land as the lessee under ChoicePoint’s Prior Lease.

In anticipation of BNPPLC’s acquisition of the leasehold estate created by the Development Authority Lease and other property described below, BNPPLC and ChoicePoint have reached agreement as to the terms and conditions upon which BNPPLC is willing to sublease to ChoicePoint the Land and the Improvements, and by this Lease BNPPLC and ChoicePoint desire to evidence such agreement and to amend and restate ChoicePoint’s Prior Lease in its entirety.

GRANTING CLAUSES

BNPPLC does hereby LEASE, DEMISE and LET unto ChoicePoint for the Term (as hereinafter defined) all right, title and interest of BNPPLC, now owned or hereafter acquired, in and to the following, excluding the Bond Security and the Underlying Purchase Options:

(1) the Land, including the lessee’s leasehold estate under the Development Authority Lease assigned to BNPPLC by the Prior Owner and any interests that BNPPLC may acquire from the Development Authority by exercise of the purchase option set forth in the Development Authority Lease;

(2) any and all Improvements;

(3) all easements and other rights appurtenant to the Land or to the Improvements; and

(4) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and abutting land.

BNPPLC’s interest in all property described in clauses (1) through (4) above (including the leasehold estate in the Land and Improvements acquired by BNPPLC under the Development Authority Lease) is hereinafter referred to collectively as the “Real Property”.

To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPPLC under the Development Authority Lease or from the Prior Owner, BNPPLC also hereby grants and assigns to ChoicePoint for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPPLC:

(a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing;

(b) the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances; and

(c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Real Property (other than the Bond Security or the Underlying Purchase Options).

Such rights and interests of BNPPLC, whether now existing or hereafter arising, are hereinafter collectively called the “Personal Property”. The Real Property and the Personal Property are hereinafter sometimes collectively called the “Property.”

However, the leasehold estate conveyed by this Lease and ChoicePoint’s rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease and the Development Authority Lease, to the Bond Security, to the matters listed in Exhibit B to the Closing Certificate and all other Permitted Encumbrances, and to any other claims or encumbrances not constituting Liens Removable by BNPPLC.

Without limiting the foregoing, it is understood that so long as ChoicePoint continues to be entitled to possession of the Property pursuant to this Lease, ChoicePoint’s possession will extend to and include (to the exclusion of BNPPLC) not only the Improvements, but also the

Land (subject only to BNPPLC’s limited right of entry on and subject to the terms and conditions set forth in this Lease), and ChoicePoint will be entitled to any benefits conferred upon the owner of the Property by Permitted Encumbrances. Accordingly, it is the intent of the parties that BNPPLC will not assume or retain responsibility for the condition of the Land or the Improvements or for any obligations undertaken by ChoicePoint under the Permitted Encumbrances.

GENERAL TERMS AND CONDITIONS

The Property is leased by BNPPLC to ChoicePoint and is accepted and is to be used and possessed by ChoicePoint upon and subject to the following terms and conditions:

1 TERM.

(A) Scheduled Term. The term of this Lease (the “Term”) will commence on the Effective Date and will end on the first Business Day of January, 2012, unless extended as provided in subparagraph 1(B) or sooner terminated as expressly provided in other provisions of this Lease.

(B) Extension of the Term. The Term may be extended at the option of ChoicePoint for up to two successive periods of five years each; provided, however, that prior to each such extension the following conditions must have been satisfied: (A) ChoicePoint must have delivered a notice of its election to exercise the option at least one hundred eighty days prior to the end of the Term, and prior to the commencement of any such extension BNPPLC and ChoicePoint must have agreed in writing upon, and received the written consent and approval of BNPPLC’s Parent and all Participants (other than Participants being replaced at the request of ChoicePoint as provided in Paragraph 6) to, (1) such extension and a corresponding extension of the date specified in clause (1) of the definition of Designated Sale Date in the Common Definitions and Provisions Agreement, and (2) an adjustment to the Rent that ChoicePoint will be required to pay during the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term or any prior extension, and it being understood that the Rent for any extension must in all events be satisfactory to all of BNPPLC, the Participants and ChoicePoint, each in its sole and absolute discretion; (B) at the time of ChoicePoint’s exercise of its option to extend, no Default has occurred and is continuing and no Default will result from the extension; (C) immediately prior to any such extension, this Lease must then remain in effect; (D) if this Lease has been assigned by ChoicePoint, then ChoicePoint must have executed a guaranty (or confirmed an existing guaranty, if applicable), guaranteeing ChoicePoint’s assignee’s obligations under the Operative Documents throughout such extended Term; and (E) in the case of any extension which would cause the Term to extend beyond the term of the Development Authority Lease, BNPPLC, ChoicePoint and the Development Authority must all have agreed upon an extension of the Developer Authority Lease so that it continues beyond the Term, as extended, or (alternatively) BNPPLC must have been able to purchase the Land, Improvements and other property covered by the Development Authority Lease by exercise of the purchase option provided therein. With respect to the condition that BNPPLC, the Participants and ChoicePoint must have agreed upon the Rent required for any extension of the Term, none of them are willing to submit to a risk of liability or loss of rights hereunder for being judged unreasonable. Accordingly, each of BNPPLC, the Participants and ChoicePoint will have sole and absolute discretion in making its determination, and both ChoicePoint and BNPPLC hereby disclaim (and acknowledge that Participants have all disclaimed) any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Subject to the changes to the Rent and satisfaction of the other conditions listed in this subparagraph, if ChoicePoint exercises its option to extend the Term as provided in this subparagraph, this Lease will continue in full force and effect, and the leasehold estate hereby granted to ChoicePoint will continue without interruption and without any loss of priority over other interests in or claims against the Property that may be created or arise after the Effective Date and before the extension.

2 USE AND CONDITION OF THE PROPERTY.

(A) Use. Subject to the terms and conditions of the Development Authority Lease, the Bond Security and the Permitted Encumbrances, ChoicePoint may use and occupy the Property during the Term, but only for the following purposes and other lawful purposes incidental thereto:

(1) general office uses; and

(2) other lawful purposes approved from time to time by BNPPLC, which approval will not be unreasonably withheld (it being understood, however, that BNPPLC’s withholding of such approval will be reasonable if BNPPLC determines in good faith that giving the approval may materially increase BNPPLC’s risk of liability for any existing or future environmental problem).

(B) Condition of the Property. ChoicePoint acknowledges that it has carefully and fully inspected the Property and accepts the Property in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. ChoicePoint also accepts the Property without any covenant, representation or warranty, express or implied, by BNPPLC, by any Participant or by any Affiliate of BNPPLC or any Participant regarding the title thereto or the rights of any parties in possession of any part thereof, except as expressly set forth in Paragraph 17. Neither BNPPLC nor any of the Participants will be responsible for any latent or other defect or change of condition in the Land, Improvements or other Property or for any violations with respect thereto of Applicable Laws. Further, neither BNPPLC nor any Participant will be required to furnish to ChoicePoint any facilities or services of any kind, including water, phone, sewer, steam, heat, gas, air conditioning, electricity, light or power.

(C) Consideration for and Scope of Waiver. The provisions of subparagraph 2(B) have been negotiated by BNPPLC and ChoicePoint as being consistent with the Rent payable under this Lease, and such provisions are intended to be a complete exclusion and negation of any representations or warranties of BNPPLC, of the Participants and of the Affiliates of BNPPLC and the Participants, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.

3 RENT.

(A) Base Rent Generally. On each Base Rent Date through the end of the Term, ChoicePoint must pay BNPPLC rent (“Base Rent”), calculated as provided below . Each payment of Base Rent must be received by BNPPLC no later than 11:00 a.m. (Central time) on the date it becomes due; if received after 11:00 a.m. (Central time) it will be considered for purposes of this Lease as received on the next following Business Day. At least five days prior to any Base Rent Date upon which an installment of Base Rent becomes due, BNPPLC will notify ChoicePoint in writing of the amount of each installment, calculated as provided below. Any failure by BNPPLC to so notify ChoicePoint, however, will not constitute a waiver of BNPPLC’s right to payment, but absent such notice ChoicePoint will not be in default hereunder for any underpayment resulting therefrom if ChoicePoint, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three Business Days after being notified by BNPPLC of the underpayment.

(B) Calculation of and Due Dates for Base Rent. Payments of Base Rent will be calculated and become due as follows:

(1) Determination of Payment Due Dates Generally. For Base Rent Periods subject to a LIBOR Period Election of six months, Base Rent will be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends. For all other Base Rent Periods, Base Rent will be due in one installment on the Base Rent Date upon which the Base Rent Period ends.

(2) Special Adjustments to Base Rent Payment Dates and Periods. Notwithstanding the foregoing, if ChoicePoint or any Applicable Purchaser purchases BNPPLC’s interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent will be due on the date of purchase in addition to the purchase price and other sums due to BNPPLC under the Purchase Agreement.

(3) Base Rent Formula. Each installment of Base Rent payable for any Base Rent Period will equal:

$	the Lease Balance on the first day of such Base Rent Period, times

$	the sum of the Effective Rate and the Spread, times

$	the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

$	three hundred sixty.

Only for the purpose of illustration, assume the following for a hypothetical Base Rent Period: that Qualified Prepayments have been received by BNPPLC, leaving a Lease Balance of $5,000,000; that the Effective Rate for the Base Rent Period is 6%; that the Spread is one hundred fifty basis points (150/100 of 1%); and that such Base Rent Period contains exactly thirty days. Under such assumptions, Base Rent for the hypothetical Base Rent Period will equal:

$5,000,000 x [6% + 1.50%] x 30/360 = $31,250.

(C) Additional Rent. All amounts which ChoicePoint is required to pay to or on behalf of BNPPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, will constitute rent (all such amounts, other than Base Rent, are herein called “Additional Rent”; and, collectively, Base Rent and Additional Rent are herein sometimes called “Rent”).

(D) Upfront Fee and Arrangement Fee. In addition to other amounts payable by ChoicePoint hereunder, contemporaneously with the execution of this Lease ChoicePoint must pay BNPPLC an upfront fee (the “Upfront Fee”) and an arrangement fee (the “Arrangement Fee”) as provided in the Term Sheet. Both the Upfront Fee and the Arrangement Fee will represent Additional Rent for the first Base Rent Period .

(E) Administrative Fees. In addition to other amounts payable by ChoicePoint hereunder, contemporaneously with the execution of this Lease and on or before each anniversary of the Effective Date prior to the Designated Sale Date, ChoicePoint must pay BNPPLC an annual administrative fee (an “Administrative Fee”) as provided in the Term Sheet. Each payment of an Administrative Fee will represent Additional Rent for the first Base Rent Period during which it first becomes due.

(F) No Demand or Setoff. Except as expressly provided herein, ChoicePoint must pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.

(G) Default Interest and Order of Application. All Rent will bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPPLC may apply any amounts paid by or on behalf of ChoicePoint against any Rent then past due in the order the same became due or in such other order as BNPPLC elects.

(H) Calculations by BNPPLC Are Conclusive. All calculations by BNPPLC of Base Rent, Additional Rent or any amount needed to calculate Base Rent (including the Effective Rate for any Base Rent Period and the Lease Balance) or Additional Rent will, in the absence of clear and demonstrable error, be conclusive and binding upon ChoicePoint.

4 NATURE OF THIS AGREEMENT.

(A) “Net” Lease Generally. Subject only to the exceptions listed in subparagraph 5(D) below, it is the intention of BNPPLC and ChoicePoint that Base Rent and other payments herein specified will be absolutely net to BNPPLC and that ChoicePoint must pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due. Further, it is understood that all amounts payable by ChoicePoint to BNPPLC under this Lease and the other Operative Documents are expressed as minimum payments to be made net of any deduction or withholding required under any Applicable Laws.

(B) No Termination. Except as expressly provided in this Lease itself, this Lease will not terminate, nor will ChoicePoint have any right to terminate this Lease, nor will ChoicePoint be entitled to any abatement of or setoff against the Rent, nor will the obligations of ChoicePoint under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of ChoicePoint’s use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of ChoicePoint or of anyone claiming through or under ChoicePoint, (v) any default on the part of BNPPLC under this Lease or any of the other Operative Documents or any other agreement to which BNPPLC and ChoicePoint are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, (viii) ChoicePoint’s ownership of any interest in the Property, (ix) BNPPLC’s exercise of any Underlying Purchase Options, or (x) any other cause, whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of ChoicePoint hereunder be separate and independent of the covenants and agreements of BNPPLC, that Base Rent and all other sums payable by ChoicePoint hereunder continue to be payable in all events and that the obligations of ChoicePoint hereunder continue unaffected, unless the requirement to pay or perform the same have been terminated or limited pursuant to an express provision of this Lease. Without limiting the foregoing, ChoicePoint waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which ChoicePoint may now or hereafter be entitled by law (including any such rights arising because of any “warranty of suitability” or other warranties implied as a matter of law) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.

(C) Characterization of this Lease.

(1) Both ChoicePoint and BNPPLC intend that (A) for the purposes of determining the proper accounting for this Lease by ChoicePoint, BNPPLC will be treated as the owner and landlord of the Property and ChoicePoint will be treated as the tenant of the Property, and (B) for income tax purposes and real estate, commercial law (including bankruptcy) and regulatory purposes, (1) this Lease and the other Operative Documents will be treated as a financing arrangement, (2) BNPPLC will be deemed a lender making loans to ChoicePoint in the principal amount equal to the Lease Balance, which loans are secured by the Property, and (3) ChoicePoint will be treated as the owner of the Property and will be entitled to all tax benefits available to the owner of the Property. Consistent with such intent, by the provisions set forth in the attached Exhibit B, ChoicePoint is granting to BNPPLC a lien upon and mortgaging and warranting title to the leasehold estate in the Land and Improvements created by the Development Authority Lease and all rights, titles and interests of ChoicePoint in and to other Property, WITH POWER OF SALE, to secure all obligations (monetary or otherwise) of ChoicePoint arising under or in connection with any of the Operative Documents. Without limiting the generality of the foregoing, ChoicePoint and BNPPLC desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning ChoicePoint or BNPPLC and in other contexts. Accordingly, ChoicePoint and BNPPLC expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting ChoicePoint or BNPPLC or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by this Lease and the other Operative Documents will be characterized and treated as loans made to ChoicePoint by BNPPLC, as an unrelated third party lender to ChoicePoint, secured by the Property.

(2) Notwithstanding the foregoing, ChoicePoint acknowledges and agrees that none of BNPPLC or the other Interested Parties has made, or will be deemed to have made, in the Operative Documents or otherwise, any representations or warranties concerning how this Lease and the other Operative Documents will be characterized or treated under applicable accounting rules, income tax, commercial or real estate law, bankruptcy, insolvency or receivership law or any other rules or requirements concerning the tax, accounting or legal characteristics of the Operative Documents. ChoicePoint further acknowledges and agrees that it is sophisticated and knowledgeable regarding all such matters and that it has, as it deemed appropriate, obtained from and relied upon its own professional accountants, counsel and other advisors for such tax, accounting and legal advice concerning the Operative Documents.

(3) In any event, ChoicePoint will be required by subparagraph 5(C) below to indemnify and hold harmless BNPPLC from and against all actual additional taxes that may arise or become due because of any refusal of taxing authorities to recognize and give effect to the intention of the parties as set forth in subparagraph 4(C)(1) (“Unexpected Recharacterization Taxes”), including any actual, additional income or capital gain tax that may become due because of payments to BNPPLC of the purchase price upon any sale under the Purchase Agreement resulting from any insistence of such taxing authorities that BNPPLC be treated as the “true owner” of the Property for tax purposes (a “Forced Recharacterization”); provided, however, ChoicePoint will not be required to pay or reimburse Unexpected Recharacterization Taxes to the extent that they are, in any given tax year, eliminated or offset by actual savings to BNPPLC because of additional depreciation deductions or other tax benefits available to BNPPLC in the same year only by reason of the Forced Recharacterization. To the extent Unexpected Recharacterization Taxes are eliminated or offset by Unexpected Tax Savings in a given tax year, including the tax year in which any sale under the Purchase Agreement occurs, such Unexpected Recharacterization Taxes will constitute Excluded Taxes as provided in clause (B) of the definition thereof in the Common Definitions and Provisions Agreement.

5 PAYMENT OF EXECUTORY COSTS AND LOSSES RELATED TO THE PROPERTY.

(A) Local Impositions. Subject only to the exceptions listed in subparagraph 5(D) below, ChoicePoint must pay or cause to be paid prior to delinquency all Local Impositions. If requested by BNPPLC from time to time, ChoicePoint must furnish BNPPLC with receipts or other appropriate evidence showing payment of all Local Impositions at least ten days prior to the applicable delinquency date therefor.

Notwithstanding the foregoing, ChoicePoint may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Local Imposition, and pending such contest ChoicePoint will not be deemed in default under any of the provisions of this Lease because of the Local Imposition if (1) ChoicePoint diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) ChoicePoint promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest must be concluded and the contested Local Impositions must be paid by ChoicePoint prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, ChoicePoint or an Affiliate of ChoicePoint or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by ChoicePoint pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break

Even Price.

(B) Increased Costs; Capital Adequacy Charges. Subject only to the exceptions listed in subparagraph 5(D) below:

(1) If there is any increase in the cost to BNPPLC’s Parent or any Participant of agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then ChoicePoint must from time to time (after receipt of a request from BNPPLC’s Parent or such Participant as provided below) pay to BNPPLC for the account of BNPPLC’s Parent or such Participant, as the case may be, additional amounts sufficient to compensate BNPPLC’s Parent or the Participant for such increased cost. A certificate as to the amount of such increased cost, submitted to BNPPLC and ChoicePoint by BNPPLC’s Parent or the Participant, will be conclusive and binding upon ChoicePoint, absent clear and demonstrable error.

(2) BNPPLC’s Parent or any Participant may demand additional payments (“Capital Adequacy Charges”) if BNPPLC’s Parent or such Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to or for BNPPLC to permit BNPPLC to maintain BNPPLC’s investment in the Property. To the extent that BNPPLC’s Parent or any Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, ChoicePoint must pay to BNPPLC for the account of BNPPLC’s Parent or such Participant, as the case may be, the amount so demanded.

(3) Notwithstanding the foregoing provisions of this subparagraph 5(B), ChoicePoint will not be obligated to pay any claim for compensation pursuant to this subparagraph 5(B) that arises or accrues (a) as a result of any change in the rating assigned to BNPPLC by rating agencies or bank regulators in regard to BNPPLC’s creditworthiness, record keeping or failure to comply with Applicable Laws (including U.S. banking regulations applicable to subsidiaries of a bank holding company), or (b) more than three months prior to the date ChoicePoint is notified of the intent of BNPPLC’s Parent or a Participant to make a claim for such charges; provided, that if the Banking Rules Change which results in a claim for compensation is retroactive, then the three month period will be extended to include the period of the retroactive effect of such Banking Rules Change. Further, BNPPLC will cause BNPPLC’s Parent and any Participant that is an Affiliate of BNPPLC to use commercially reasonable efforts to reduce or eliminate any claim for compensation pursuant to this subparagraph 5(B), including a change in the office of BNPPLC’s Parent or such Participant through which it provides and maintains Funding Advances if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of BNPPLC’s Parent or such Participant, be otherwise disadvantageous to it. It is understood that ChoicePoint may also request similar commercial reasonable efforts on the part of any Participant that is not an Affiliate of BNPPLC, and if a claim for additional compensation by any such Participant is not eliminated or waived, then ChoicePoint may request that BNPPLC replace such Participant as provided in Paragraph 6. Nothing in this subparagraph will be construed to require BNPPLC’s Parent or any Participant to create any new office through which to make or maintain Funding Advances.

(4) Any amount required to be paid by ChoicePoint under this subparagraph 5(B) will be due ten days after a notice requesting such payment is received by ChoicePoint from BNPPLC’s Parent or the applicable Participant.

(C) ChoicePoint’s Payment of Other Losses; General Indemnification. Subject only to the exceptions listed in subparagraph 5(D) below:

(1) Agreement to Indemnify. As directed by BNPPLC, ChoicePoint must pay, reimburse, indemnify, defend, protect and hold harmless BNPPLC and all other Interested Parties from and against all Losses (including Environmental Losses) asserted against or incurred or suffered by any of them at any time and from time to time by reason of, in connection with, arising out of, or in any way related to the following:

!	the ownership or alleged ownership of any interest in the Property or the Rents;

!	the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, possession, use, operation, maintenance, management, rental, lease, sublease, repossession, condition (including defects, whether or not discoverable), destruction, repair, alteration, modification, restoration, addition or substitution, storage, transfer of title, redelivery, return, sale or other disposition of all or any part of or interest in the Property;

!	the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) against all or any part of or interest in the Property;

!	any failure of the Property or ChoicePoint itself to comply with Applicable Laws;

!	Permitted Encumbrances or any violation thereof;

!	Hazardous Substance Activities, including those occurring prior to the Term;

!	the negotiation, administration or enforcement of the Operative

Documents or the Participation Agreement;

!	the making or maintenance of Funding Advances;

!	the breach by ChoicePoint of this Lease, any other Operative Document or any other document executed by ChoicePoint pursuant to or in connection with any Operative Document;

!	any obligations of BNPPLC under the Closing Certificate (but not obligations resulting from any breach of the representations and warranties of BNPPLC in Paragraph 4 thereof);

!	any obligations of BNPPLC under the Development Authority Lease or other documents referenced therein (including the Bond Security), other than the obligation to make Underlying Bond Payments; or

!	any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever.

ChoicePoint’s obligations under this indemnity will apply whether or not any Interested Party is also indemnified as to the applicable Loss by another Interested Party and whether or not the Loss arises or accrues because of any condition of the Property or other circumstance concerning the Property prior to the Effective Date.

Further, in the event, for income tax purposes, an Interested Party must include in its taxable income any payment or reimbursement from ChoicePoint which is required by this indemnity (in this provision, the “Original Indemnity Payment”), and yet the Interested Party is not entitled during the same taxable year to a corresponding and equal deduction from its taxable income for the Loss paid or reimbursed by such Original Indemnity Payment (in this provision, the “Corresponding Loss”), then ChoicePoint must also pay to such Interested Party on demand the additional amount (in this provision, the “Additional Indemnity Payment”) needed to gross up the Original Indemnity Payment for any and all resulting additional income taxes. That is, ChoicePoint must pay an Additional Indemnity Payment as is needed so that the Corresponding Loss (computed net of the reduction, if any, of the Interested Party’s income taxes because of credits or deductions that are attributable to the Interested Party’s payment or deemed payment of the Corresponding Loss and that are recognized for tax purposes in the same taxable year during which the Interested Party must recognize the Original Indemnity Payment as income) will not exceed the difference computed by subtracting (i) all income taxes (determined for this purpose based on the highest marginal income tax rate applicable to corporations for the relevant period or periods and the highest applicable state or local marginal rates of such taxing authority applicable to corporations for the relevant period or periods) imposed upon the Interested Party with respect to the Original Indemnity Payment and the Additional Indemnity Payment, from (ii) the sum of the Original Indemnity Payment and the Additional Indemnity Payment. (With regard to any payment or reimbursement of an Original Indemnity Payment, “After Tax Basis” means that such payment or reimbursement is or will be made together with the additional amount needed to gross up such Original Indemnity Payment as described in this provision.)

(2) Scope of Indemnities and Releases. EVERY INDEMNITY AND RELEASE PROVIDED IN THIS LEASE AND THE OTHER OPERATIVE DOCUMENTS FOR THE BENEFIT OF BNPPLC OR OTHER INTERESTED PARTIES, INCLUDING THE INDEMNITY SET FORTH IN SUBPARAGRAPH 5(C)(1), WILL APPLY EVEN IF AND WHEN THE SUBJECT MATTER OF THE INDEMNITY OR RELEASE ARISES OUT OF OR RESULTS FROM THE NEGLIGENCE OR STRICT LIABILITY OF BNPPLC OR ANY OTHER INTERESTED PARTY, SUBJECT TO THE PROVISIONS OF SUBPARAGRAPH 5(D). Further, all such indemnities and releases will apply even if insurance obtained by ChoicePoint or required of ChoicePoint by this Lease or the other Operative Documents is not adequate to cover Losses against or for which the indemnities and releases are provided. (However, ChoicePoint’s liability for any failure to obtain insurance required by this Lease or the other Operative Documents will not be limited to Losses against which indemnities are provided, it being understood that the parties have agreed upon insurance requirements for reasons that extend beyond providing a source of payment for Losses against which BNPPLC and other Interested Parties may be indemnified by ChoicePoint.)

(3) Nonexclusive List of Costs Covered by Indemnity. Costs and expenses for which ChoicePoint is responsible on an After Tax Basis pursuant to this subparagraph 5(C) will include all of the following, except to the extent that the following are included in the Initial Advance or in the calculation of any Break Even Price or Make Whole Amount paid to BNPPLC pursuant to the Purchase Agreement:

!	appraisal fees;

!	filing and recording fees;

!	inspection fees and expenses;

!	brokerage fees and commissions;

!	survey fees;

!	any Breakage Costs;

!	the cost of any Remedial Work or investigation or monitoring related to Hazardous Substance Activities;

!	reasonable Attorneys’ Fees actually incurred by BNPPLC with respect to the drafting, negotiation, administration or enforcement of this Lease or the other Operative Documents; and

!	all taxes (except Excluded Taxes) related to the Property or to the transactions contemplated in the Operative Documents.

(4) Defense and Settlement of Indemnified Claims.

(a) By notice to ChoicePoint BNPPLC may direct ChoicePoint to assume on behalf of BNPPLC or any other Interested Party and to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation included in or concerning any Loss for which ChoicePoint is responsible pursuant to subparagraph 5(C)(1). ChoicePoint must promptly comply with any such direction using counsel selected by ChoicePoint and reasonably satisfactory to BNPPLC to represent BNPPLC or the applicable Interested Party. In the event ChoicePoint fails to promptly comply with any such direction from BNPPLC, BNPPLC or any other affected Interested Party may contest or settle the claim, proceeding or investigation using counsel of its own selection at ChoicePoint’s expense, subject to subparagraph 5(D)(3) if that subparagraph is applicable.

(b) Also, although subparagraphs 5(D)(3) and 5(D)(4) will apply to tort claims asserted against any Interested Party related to the Property, the right of an Interested Party to be indemnified pursuant to this subparagraph 5(C) for taxes or other payments made to satisfy governmental requirements (“Government Mandated Payments”) will not be conditioned in any way upon ChoicePoint having consented to or approved of, or having been provided with an opportunity to defend against or contest, such Government Mandated Payments. In all cases, however, including those which may involve Government Mandated Payments, the rights of each Interested Party to be indemnified will be subject to subparagraph 5(D)(5).

(5) Payments Due. Any amount to be paid by ChoicePoint under this subparagraph 5(C) will be due ten days after a notice requesting such payment is given to ChoicePoint, subject to any applicable contest rights expressly granted to ChoicePoint by other provisions of this Lease.

(6) Survival. ChoicePoint’s obligations under this subparagraph 5(C) will survive the termination or expiration of this Lease with respect to Losses suffered by any Interested Party on or prior to, or by reason of any actual or alleged occurrence or circumstances on or prior to, the later of the dates upon which (a) this Lease terminates or expires, or (b) ChoicePoint surrenders possession and control of the Property.

(D) Exceptions and Qualifications to Indemnities.

(1) Exceptions. BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require ChoicePoint to pay or reimburse:

!        Excluded Taxes; or

!        Losses incurred or suffered by any Interested Party to the extent proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party; or

!        Losses that result from any Liens Removable by BNPPLC; or

!        Losses incurred or suffered by any of the Participants in connection with the negotiation or execution of the Participation Agreement (or supplements making them parties thereto) or in connection with any due diligence Participants may undertake before entering into the Participation Agreement; or

!        Local Impositions or other Losses contested, if and so long as they are contested, by ChoicePoint in accordance with any of the provisions of this Lease or other Operative Documents which expressly authorize such contests; or

!        any decline in the value of the Property solely by reason of a decline in general market conditions and not because of any breach of this Lease or other Operative Documents by ChoicePoint; or

!        any Underlying Bond Payments.

Further, without limiting BNPPLC’s rights (as provided in other provisions of this Lease and other Operative Documents) to include the following in the calculation of the Lease Balance, the Break Even Price and the Make Whole Amount (as applicable) or to collect Base Rent, a Supplemental Payment and other amounts, the calculation of which depends upon the Lease Balance, BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require ChoicePoint to pay or reimburse an Interested Party for costs paid by BNPPLC with the proceeds of the Initial Advance as part of the Transaction Expenses.

(2) Notice of Claims. If an Interested Party receives a written notice of a claim for taxes or a claim alleging a tort or other unlawful conduct that the Interested Party believes is covered by the indemnity in subparagraph 5(C)(1), then such Interested Party will be expected to promptly furnish a copy of such notice to ChoicePoint. The failure to so provide a copy of the notice will not excuse ChoicePoint from its obligations under subparagraph 5(C)(1); except that if such failure continues for more than fifteen days after the notice is received by such Interested Party and ChoicePoint is unaware of the matters described in the notice, with the result that ChoicePoint is unable to assert defenses or to take other actions which could minimize its obligations, then ChoicePoint will be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide ChoicePoint with a copy of a notice of an overdue tax obligation covered by the indemnity set out in subparagraph 5(C)(1) and ChoicePoint is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if ChoicePoint had been promptly provided with a copy of the notice, then ChoicePoint will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay the excess.

(3) Withholding of Consent to Settlements Proposed by ChoicePoint. With regard to any tort claim against an Interested Party for which ChoicePoint undertakes to defend the Interested Party as provided in subparagraph 5(C)(4)(a), if the Interested Party unreasonably refuses to consent to a settlement of the claim which is proposed by ChoicePoint and which will meet the conditions listed in the next sentence, ChoicePoint’s liability for the cost of continuing the defense and for any other amounts payable in respect of the claim will be limited to the total cost for which the settlement proposed by ChoicePoint would have been accomplished but for the unreasonable refusal to consent. Any such settlement proposed by ChoicePoint must meet the following conditions: (A) at the time of the settlement by ChoicePoint, ChoicePoint must pay all amounts required to release the Interested Party and its property interests from any further obligation for or liens securing the applicable claim and from any interest, penalties and other related liabilities, and (B) the settlement or compromise must not involve an admission of fraud or criminal wrongdoing or result in some other material adverse consequence to the Interested Party.

(4) Settlements Without the Prior Consent of ChoicePoint.

(a) Except as otherwise provided in subparagraph 5(D)(4)(b), if any Interested Party settles any tort claim for which it is entitled to be indemnified by ChoicePoint without ChoicePoint’s consent (which consent will not be unreasonably withheld), then ChoicePoint may, by notice given to the Interested Party no later than ten days after ChoicePoint is notified of the settlement, elect to pay Reasonable Settlement Costs to the Interested Party in lieu of a payment or reimbursement of actual settlement costs. (With respect to any tort claim asserted against an Interested Party, “Reasonable Settlement Costs” means the maximum amount that a prudent Person in the position of the Interested Party, but able to pay any amount, might reasonably agree to pay to settle the tort claim, taking into account the nature and amount of the claim, the relevant facts and circumstances known to such Interested Party at the time of settlement and the additional Attorneys Fees’ and other costs of defending the claim which could be anticipated but for the settlement.) After making an election to pay Reasonable Settlement Costs with regard to a particular tort claim and a particular Interested Party, ChoicePoint will have no right to rescind or revoke the election, despite any subsequent determination that Reasonable Settlement Costs exceed actual settlement costs. It is understood that Reasonable Settlement Costs may be more or less than actual settlement costs and that a final determination of Reasonable Settlement Costs may not be possible until after ChoicePoint must decide between paying Reasonable Settlement Costs or paying actual settlement costs.

(b) Notwithstanding the foregoing, ChoicePoint will have no right to elect to pay Reasonable Settlement Costs in lieu of actual settlement costs if an Interested Party settles claims without ChoicePoint’s consent at any time when an Event of Default has occurred and is continuing or after a failure by ChoicePoint to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation as provided in subparagraph 5(C)(4)(a).

(c) Except as provided in this subparagraph 5(D)(4), no settlement by any Interested Party of any claim made against it will excuse ChoicePoint from any obligation to indemnify the Interested Party against the settlement costs or other Losses suffered by reason of, in connection with, arising out of, or in any way related to such claim.

(5) No Authority to Admit Wrongdoing by ChoicePoint or to Bind ChoicePoint to any Settlement. No Interested Party will under any circumstances have any authority to bind ChoicePoint to an admission of wrongdoing or responsibility to any third party claimant with regard to matters for which such Interested Party claims a right to indemnification from ChoicePoint under this Lease.

Further, nothing herein contained, including the foregoing provisions concerning settlements by Interested Parties of indemnified Losses, will be construed as authorizing any Interested Party to bind ChoicePoint to do or refrain from doing anything to satisfy a third party claimant. If, for example, a claim is made by a Governmental Authority that ChoicePoint must refrain from some particular conduct on or about the Land in order to comply with Applicable Laws, BNPPLC cannot bind ChoicePoint (and will not purport to bind ChoicePoint) to any agreement to refrain from such conduct or otherwise prevent ChoicePoint from continuing to contest the claim by reason of any provision set forth herein.

Moreover, so long as this Lease continues, no Interested Party may settle any claim involving the Property by executing any agreement (including any consent decree proposed by any Governmental Authority) which purports to prohibit, limit or impose conditions upon any use of the Property by ChoicePoint without the prior written consent of ChoicePoint. In the case of any proposed settlement of a claim asserted by a Governmental Authority against BNPPLC, ChoicePoint will not unreasonably withhold such consent. However, for purposes of determining whether it is reasonable for

ChoicePoint to withhold such consent, any diligent ongoing undertaking by ChoicePoint to contest such the claim on behalf of BNPPLC will be relevant.

Subject to the foregoing provisions in this subparagraph 5(D)(5), any Interested Party may agree for itself (and only for itself) to act or refrain from doing anything as demanded or requested by a third party claimant; provided, however, in no event will such an agreement impede ChoicePoint from continuing to exercise its rights to operate its business on the Property or elsewhere in any lawful manner deemed appropriate by ChoicePoint, nor will any such agreement limit or impede ChoicePoint’s right to contest claims raised by any third party claimants (including Governmental Authorities) that ChoicePoint is not complying or has not complied with Applicable Laws.

(6) Defense of Tax Claims. This Lease does not grant to ChoicePoint any right to control the defense of or contest any tax claim for which an Interested Party may have a right to indemnity under subparagraph 5(C), other than the right to contest Local Impositions as provided in subparagraph 5(A), nor does this Lease grant to ChoicePoint the right to inspect the income tax returns, books or records of any Interested Party. Nevertheless, if a tax claim is asserted against BNPPLC for which it is entitled to be indemnified pursuant to subparagraph 5(C), BNPPLC will consider in good faith any defenses and strategies proposed by ChoicePoint with regard to such claim. Further, if any such tax claim is asserted against BNPPLC which involves assertions that apply not only to the transactions contemplated by this Lease, but also to other similar transactions in which BNPPLC has participated, then BNPPLC will not settle the claim on a basis that results in a disproportionately greater tax burden with respect to the transactions contemplated herein than with respect to such other similar transactions. For example, if taxing authorities assert that both this Lease and other comparable lease agreements made by BNPPLC are not financing arrangements as intended by the parties thereto, and on the basis of such assertions the taxing authorities claim that BNPPLC owes income taxes which are not Excluded Taxes, then BNPPLC will not settle the claim in a manner that would cause ChoicePoint’s liability under subparagraph 5(C) to be disproportionately greater than the indemnity obligation of another similarly situated tenant of BNPPLC under another lease agreement with an indemnity provision comparable to subparagraph 5(C). Also, BNPPLC will not grant to another tenant the right to dictate to BNPPLC the tax position BNPPLC must take in regard to the Property or the Operative Documents, except that BNPPLC may include provisions comparable to the foregoing in other leases to assure other tenants against a disproportionately greater burden than ChoicePoint will bear in regard to any settlement of a tax claim by BNPPLC.

(7) Indemnified Parties Other than Landlord. As a condition to making any indemnity payment for Losses directly to any Interested Party other than BNPPLC itself, ChoicePoint may require the Interested Party to confirm and agree in writing that it will be obligated to make the payments to ChoicePoint as provided in subparagraph 5(E) in the event the Interested Party subsequently receives a refund of the Losses covered by such indemnity payment.

(E) Refunds and Credits Related to Losses Paid by ChoicePoint.

(1) If BNPPLC receives a refund of any Losses paid, reimbursed or advanced by ChoicePoint pursuant to this Paragraph 5 that has not already been accounted for in the After Tax Basis calculation described in subparagraph 5(C)(1), BNPPLC will promptly pay to ChoicePoint the amount of such refund, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of the refund and such payment to ChoicePoint; provided, that the amount payable to ChoicePoint will not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by ChoicePoint. If it is subsequently determined that BNPPLC was not entitled to the refund, the portion of the refund that is repaid or recaptured will be treated as a Loss for which ChoicePoint must indemnify BNPPLC pursuant to this Paragraph 5 without regard to subparagraph 5(D). If, in connection with any such refund, BNPPLC also receives an amount representing interest on such refund, BNPPLC will promptly pay to ChoicePoint the amount of such interest, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of the receipt or accrual of the interest and as a result of such payment to ChoicePoint; provided, that BNPPLC will not be required to make any such payment in respect of the interest (if any) that is fairly attributable to a period for which ChoicePoint had not yet paid, reimbursed or advanced the Losses refunded to BNPPLC.

(2) If any Interested Party (other than BNPPLC itself) receives a refund of any Loss paid, reimbursed or advanced by ChoicePoint pursuant to this Paragraph 5 that has not already been accounted for in the After Tax Basis calculation described in subparagraph 5(C)(1), ChoicePoint may demand (and enforce the demand pursuant to any agreement previously delivered by the Interested Party as provided in subparagraph 5(D)(7)) that such Interested Party promptly pay to ChoicePoint the amount of such refund, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the refund and such payment to ChoicePoint; provided, that the amount payable to ChoicePoint will not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by ChoicePoint. If it is subsequently determined that such Interested Party was not entitled to the refund, the portion of the refund that is repaid or recaptured will be treated as a Loss for which ChoicePoint must indemnify such Interested Party pursuant to this Paragraph 5 without regard to subparagraph 5(D). If, in connection with any such refund, such Interested Party also receives an amount representing interest on such refund, ChoicePoint may demand that such Interested Party promptly pay to ChoicePoint the amount of such interest, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the receipt or accrual of the interest and as a result of such payment to ChoicePoint; provided, that such Interested Party will not be required to make any such payment in respect of the interest (if any) which is fairly attributable to a period before ChoicePoint paid, reimbursed or advanced the Losses refunded to such Interested Party.

(3) With respect to Losses incurred or suffered by an Interested Party and paid or reimbursed by ChoicePoint on an After Tax Basis, if taxes of such Interested Party which are not subject to indemnification by ChoicePoint are reduced because of such

Losses (whether by reason of a deduction, credit or otherwise) and such reduction was not taken into account in the calculation of the required reimbursement or payment by ChoicePoint, then for purposes of this subparagraph 5(E) such reduction will be considered a “refund”.

(4) Notwithstanding the foregoing, in no event will BNPPLC or any other Interested Party be required to make any payment to ChoicePoint pursuant to this subparagraph 5(E) when an Event of Default has occurred and is continuing.

(F) Reimbursement of Excluded Taxes Paid by ChoicePoint. If ChoicePoint is ever required (by laws imposing withholding tax obligations or otherwise) to pay Excluded Taxes that any Interested Party should have paid, but failed to pay when due, in connection with this Lease, such Interested Party must reimburse ChoicePoint for such Excluded Taxes (together with any additional amount required to preserve for ChoicePoint the full amount of such reimbursement after related taxes are considered, calculated in the same manner that an Additional Indemnity Payment would be calculated under subparagraph 5(C)(1) in the case of a reimbursement owed by ChoicePoint to an Interested Party) within 30 days after such Interested Party’s receipt of a written demand for such reimbursement by ChoicePoint.

(G) Collection on Behalf of Participants. BNPPLC may, on behalf of any Participant or its Affiliates, collect any amount that becomes due from ChoicePoint to such Participant or its Affiliates pursuant to subparagraph 5(B) or 5(C), in which case BNPPLC will be obligated to such Participant in respect of the collected amount as provided in the Participation Agreement. Alternatively, as provided in the Participation Agreement, BNPPLC may assign the right to collect any such amount to such Participant, in which case the Participant will be entitled to collect the same directly from ChoicePoint.

6 REPLACEMENT OF PARTICIPANTS.

(A) ChoicePoint’s Right to Substitute Participants. So long as no Event of Default exists, and subject to the terms and conditions set forth in subparagraph 6(B), if any Participant which is not an Affiliate of BNPPLC (in this Paragraph, the “Unrelated Participant”) (1) declines to approve the Rent for an extension of this Lease under subparagraph 1(B), or (2) makes a demand for compensation under subparagraph 5(B), ChoicePoint may request that BNPPLC execute Participation Agreement Supplements (as defined in the Participation Agreement) as needed to transfer the rights of the Unrelated Participant thereunder to one or more new Participants (in this subparagraph, whether one or more, the “New Participants”) designated by ChoicePoint who are willing and able to accept such interests and to make Funding Advances as necessary to terminate the Unrelated Participant’s right to payments in respect of Base Rent and the Lease Balance under the Operative Documents. BNPPLC will execute such Participation Agreement Supplements within ten Business Days of the later to occur of such request by ChoicePoint and satisfaction of all conditions set forth in subparagraph 6(B).

(B) Conditions to Replacement of Participants. ChoicePoint and BNPPLC, working together, will endeavor in good faith to identify New Participants that are willing to replace any

Unrelated Participant described in the preceding subparagraph and that are acceptable to both ChoicePoint and BNPPLC. (The term New Participants may include new parties to the Participation Agreement and it may include existing Participants that increase their Funding Advances as needed to replace the Unrelated Participant.) However, nothing contained herein will be construed to require BNPPLC itself to increase its Percentage (as defined in the Participation Agreement) to replace an Unrelated Participant, and nothing herein contained will be construed to require BNPPLC itself to provide or to obtain from its Affiliates Funding Advances to replace the Funding Advances that an Unrelated Participant has provided or agreed to provide. Also, New Participants will be subject to the approval of BNPPLC; provided, that BNPPLC must not unreasonably withhold its approval for the substitution of any New Participant proposed by ChoicePoint for any Unrelated Participant so long as (i) no Event of Default has occurred and is continuing, (ii) BNPPLC determines it can give such approval without violating Applicable Laws, without breaching its obligations under the Participation Agreement, and without waiving rights or remedies it has under this Lease or the other Operative Documents, (iii) BNPPLC or BNPPLC’s Parent is not involved in any material litigation adverse to the New Participant in any pending lawsuit or other legal proceeding, and (iv) all of the conditions listed in the next sentence are satisfied. Any substitution of New Participants for an Unrelated Participant as provided in this Paragraph will be subject to the following conditions:

(1) the proposed substitution does not include a waiver of rights by BNPPLC against any Unrelated Participant or require BNPPLC to pay any amounts out-of-pocket that are not reimbursed concurrently by ChoicePoint or the New Participants;

(2) the New Participants must become parties to the Participation Agreement (by executing supplements to that agreement as provided therein) and must provide all funds due to the Unrelated Participant being replaced because of the termination of the Unrelated Participant’s rights to receive payments in respect of Net Cash Flow and Net Sales Proceeds (both as defined in the Participation Agreement); and

(3) the obligations of BNPPLC to the New Participants must not exceed the obligations that BNPPLC would have had to the Unrelated Participant if there had been no substitution, other than those for which ChoicePoint is liable.

Upon consummation of any such substitution ChoicePoint must pay to the replaced Participant Breakage Costs, if any, incurred by the replaced Participant because of the substitution.

7 ITEMS INCLUDED IN THE PROPERTY. The Land and all Improvements on the Land from time to time will constitute “Property” covered by this Lease. Further, to the extent, if any, acquired (in whole or in part) with funds advanced by or on behalf of the Prior Owner (or any predecessor in interest to the Prior Owner with respect to the property covered by ChoicePoint’s Prior Lease) under or in connection with ChoicePoint’s Prior Lease (or any prior lease agreement amended and restated by ChoicePoint’s Prior Lease) or with other funds for which ChoicePoint received reimbursement from such funds advanced by or on behalf of the Prior Owner (or a predecessor in interest), all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature will be deemed to have been acquired by or on behalf of the Prior Owner and transferred by it to BNPPLC and will constitute “Property” covered by this Lease, as will all renewals or replacements of or substitutions for any such Property. If requested by BNPPLC, ChoicePoint will deliver to BNPPLC an inventory describing all significant items of Personal Property (and, in the case of tangible personal property, showing the make, model, serial number and location thereof) with a certification by ChoicePoint that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Bond Security, Permitted Encumbrances or Liens Removable by BNPPLC.

8 ENVIRONMENTAL.

(A) Environmental Covenants by ChoicePoint.

(1) ChoicePoint will not conduct or permit others to conduct Hazardous Substance Activities on the Property, except Permitted Hazardous Substance Use and Remedial Work.

(2) ChoicePoint will not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (i) storm water runoff, (ii) waste water discharges through a publicly owned treatment works, (iii) discharges that are a necessary part of any Remedial Work, and (iv) other similar discharges consistent with the definition herein of Permitted Hazardous Substance Use which do not significantly increase the risk of Environmental Losses to BNPPLC, in each case in compliance with Environmental Laws.

(3) Following any discovery that Remedial Work is required by Environmental Laws or is otherwise reasonably believed by BNPPLC to be required, ChoicePoint must promptly perform and diligently and continuously pursue such Remedial Work.

(4) If requested by BNPPLC in connection with any Remedial Work required by this subparagraph, ChoicePoint must retain environmental consultants reasonably acceptable to BNPPLC to evaluate any significant new information generated during ChoicePoint’s implementation of the Remedial Work and to discuss with ChoicePoint whether such new information indicates the need for any additional measures that ChoicePoint should take to protect the health and safety of persons (including employees, contractors and subcontractors and their employees) or to protect the environment. ChoicePoint must implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise reasonably believed by BNPPLC to be required.

(B) Right of BNPPLC to do Remedial Work Not Performed by ChoicePoint. If ChoicePoint’s failure to perform any Remedial Work required as provided in subparagraph 8(A) continues beyond the Environmental Cure Period (as defined below), BNPPLC may, in addition to any other remedies available to it, conduct all or any part of the Remedial Work. To the extent that Remedial Work is done by BNPPLC pursuant to the preceding sentence (including any removal of Hazardous Substances), the cost thereof will be a demand obligation owing by ChoicePoint to BNPPLC. As used in this subparagraph, “Environmental Cure Period” means the period ending on the earliest of: (1) thirty days after ChoicePoint is notified of the breach which must be cured within such period, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) because of such breach, (3) the date that any criminal action is instituted or overtly threatened against any Interested Party or any of its directors, officers or employees because of such breach, or (4) any Designated Sale Date upon which, for any reason, ChoicePoint or an Affiliate of ChoicePoint or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any Supplemental Payment paid by ChoicePoint pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

(C) Environmental Inspections and Reviews. BNPPLC reserves the right to retain environmental consultants to review any report prepared by ChoicePoint or to conduct BNPPLC’s own investigation to confirm whether ChoicePoint is complying with the requirements of this Paragraph 8. ChoicePoint grants to BNPPLC and to BNPPLC’s agents, employees, consultants and contractors the right to enter upon the Property to inspect the Property and to perform such tests as BNPPLC deems necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or suspected discharge of Hazardous Substances into groundwater or surface water from the Property. ChoicePoint must promptly reimburse BNPPLC for the reasonable fees of its environmental consultants and the costs of any such inspections and tests, provided that BNPPLC will be entitled to reimbursement for the fees of any consultant engaged as provided in this subparagraph or for the reasonable costs of any inspections or test undertaken as provided in this subparagraph only if BNPPLC engages the consultant or orders the inspections or tests in any of the following circumstances: (1) an Event of Default exists at the time of such engagement, tests or inspections; (2) ChoicePoint has not exercised the Purchase Option and BNPPLC has retained the consultant to establish the condition of the Property prior to any conveyance thereof pursuant to the Purchase Agreement or to the expiration of this Lease; (3) BNPPLC has retained the consultant to satisfy any regulatory requirements applicable to BNPPLC or its Affiliates; (4) BNPPLC has retained the consultant because it has reason to believe, and does in good faith believe, that a significant violation of Environmental Laws concerning the Property has occurred; or (5) BNPPLC has retained the consultant because BNPPLC has been notified of a possible violation of Environmental Laws concerning the Property by any Governmental Authority having jurisdiction.

(D) Communications Regarding Environmental Matters.

(1) ChoicePoint must promptly advise BNPPLC and Participants of (i) any discovery known to ChoicePoint of any event or circumstance which would render any of the representations of ChoicePoint herein or in any of the other Operative Documents concerning environmental matters inaccurate or misleading in any material respect if made at the time of such discovery and assuming that ChoicePoint was aware of all relevant facts, (ii) any Remedial Work (or change in Remedial Work) required or undertaken by ChoicePoint or its Affiliates in response to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous Substance Activities, (iii) any discovery known to a Responsible Financial Officer of ChoicePoint of any occurrence or condition on any real property adjoining or in the vicinity of the Property which would or could reasonably be expected to cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (iv) any investigation or inquiry known to a Responsible Financial Officer of ChoicePoint of any failure or alleged failure by ChoicePoint to comply with Environmental Laws affecting the Property by any Governmental Authority responsible for enforcing Environmental Laws. In such event, ChoicePoint will deliver to BNPPLC within thirty days after BNPPLC’s request, a preliminary written environmental plan setting forth a general description of the action that ChoicePoint proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by ChoicePoint of this Paragraph 8, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the contractor’s contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPPLC may request.

(2) ChoicePoint will provide BNPPLC and Participants with copies of all material written communications with Governmental Authorities relating to the matters listed in the preceding clause (1). ChoicePoint will also provide BNPPLC and Participants with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of ChoicePoint to maintain or operate the Property in accordance with Environmental Laws.

(3) Prior to ChoicePoint’s submission of a communication to any regulatory agency or third party which causes, or potentially could cause (whether by implementation of or response to said communication), a change in the scope, duration, or nature of any Remedial Work, ChoicePoint must, to the extent practicable, deliver to BNPPLC and Participants a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPPLC regarding the same. Promptly after BNPPLC’s request, ChoicePoint will meet with BNPPLC to discuss the submission, will provide any additional information requested by BNPPLC and will provide a written explanation to BNPPLC addressing the issues raised by comments (if any) of BNPPLC regarding the submission.

9 INSURANCE REQUIRED AND CONDEMNATION.

(A) Liability Insurance. Throughout the Term ChoicePoint must maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies, all in such amounts, with such insurance companies and upon such terms and conditions (including self-insurance, whether by deductible, retention, or otherwise) as are consistent with ChoicePoint’s normal insurance practices with respect to its facilities in the United States. In any event, policies under which ChoicePoint maintains such insurance will provide, by endorsement or otherwise, that BNPPLC and the other Interested Parties are also insured thereunder against such claims with coverage that is not limited by any negligence or allegation of negligence on their part and with coverage that is primary, not merely excess over or contributory with the other commercial general liability coverage they may themselves maintain. ChoicePoint must deliver and maintain with BNPPLC for each liability insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent.

(B) Property Insurance.

(1) Throughout the Term ChoicePoint must keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies, all in such amounts, with such insurance companies and upon such terms and conditions (including self-insurance, whether by deductible, retention, or otherwise) as are consistent with ChoicePoint’s normal insurance practices with respect to its facilities in the United States. In any event, policies under which ChoicePoint maintains such insurance will (a) provide coverage for the full replacement cost of the Improvements (exclusive of footings and foundations) and on a basis that eliminates any risk of reduced coverage under co-insurance provisions, (b) show BNPPLC as an insured as its interest may appear, and (c) provide that the protection afforded to BNPPLC thereunder is primary (such that any policies maintained by BNPPLC itself will be excess, secondary and noncontributing) and is not to be reduced or impaired by acts or omissions of ChoicePoint or any other beneficiary or insured. ChoicePoint must deliver and maintain with BNPPLC for each property insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent.

(2) If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance is required hereunder, (a) BNPPLC may, but will not be obligated to, make proof of loss if not made promptly by ChoicePoint after notice from BNPPLC, (b) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC (or, if so instructed by BNPPLC, to ChoicePoint) for application as required by Paragraph 10, and (c) BNPPLC will be entitled, in its own name or in the name of ChoicePoint or in the name of both, to settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance; except that, if any such claim is for less than ten percent (10%) of the Lease Balance and no Event of Default has occurred and is continuing, ChoicePoint alone will have the right to settle, adjust or compromise the claim as ChoicePoint deems appropriate; and, except that, so long as no Event of Default has occurred and is continuing and ChoicePoint is proceeding with reasonably diligence to try to settle, adjust or compromise the claim, ChoicePoint may lead the negotiations with the insurer and BNPPLC will not unreasonably withhold or delay its approval of any such settlement, adjustment or compromise proposed by ChoicePoint.

(3) BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any insurance proceeds.

(4) If any casualty results in damage to or loss or destruction of the Property, ChoicePoint must give prompt notice thereof to BNPPLC and Paragraph 10 will apply.

(C) Failure to Obtain Insurance. If ChoicePoint fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, BNPPLC will be entitled (but not required), after no less than five days notice to ChoicePoint, to obtain the insurance that ChoicePoint has failed to obtain or for which ChoicePoint has not provided the required confirmation and, without limiting BNPPLC’s other remedies under the circumstances, BNPPLC may require ChoicePoint to reimburse BNPPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPPLC until the date of reimbursement by ChoicePoint.

(D) Condemnation. Immediately upon obtaining knowledge of the commencement of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party will promptly notify the other (provided, however, BNPPLC will have no liability for its failure to provide such notice) of the pendency of such proceedings. Upon its obtaining knowledge of the commencement of any such proceedings, ChoicePoint must, at its expense, diligently prosecute any such proceedings and must consult with BNPPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. BNPPLC is hereby authorized, in its own name or in the name of ChoicePoint or in the name of both, at any time when an Event of Default has occurred and is continuing, but not otherwise without ChoicePoint’s prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

Notwithstanding the foregoing provisions of this subparagraph, in the case of any taking of less than all or substantially all of the Property, (1) if condemnation proceeds totaling not more than ten percent (10%) of the Lease Balance are to be recovered, ChoicePoint may directly receive and hold such proceeds so long as no Event of Default has occurred and is continuing and so long as ChoicePoint applies such proceeds as required herein, and (2) so long as no Event of Default has occurred and is continuing and ChoicePoint is proceeding with reasonably diligence to try to settle, adjust or compromise the claim for condemnation proceeds, ChoicePoint may lead the negotiations with the condemning authority and BNPPLC will not unreasonably withhold or delay its approval of any such settlement, adjustment or compromise proposed by ChoicePoint.

(E) Waiver of Subrogation. ChoicePoint, intending to bind itself and any Person claiming through it (including any insurance company claiming by way of subrogation), waives any and every claim which arises or may arise in its favor against BNPPLC or any other Interested Party to recover Losses caused by or arising out of occurrences on or about the Property for which ChoicePoint is compensated by insurance or would be compensated by the insurance contemplated in this Lease, but for any deductible or self-insured retention maintained under such insurance or but for a failure of ChoicePoint to maintain the insurance as required by this Lease. ChoicePoint agrees to have such insurance policies properly endorsed so as to make them valid notwithstanding this waiver, if such endorsement is required to prevent a loss of insurance.

10 APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS.

(A) Collection and Application of Insurance and Condemnation Proceeds Generally. This Paragraph 10 will govern the application of proceeds received by BNPPLC or ChoicePoint during the Term from any third party (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by ChoicePoint), (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property (e.g.,damage resulting from a third party’s release of Hazardous Materials onto the Property); excluding, however, any funds paid to BNPPLC by BNPPLC’s Parent, by an Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Lease or the Property. Except as provided in subparagraph 10(D), ChoicePoint must promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph 10 which ChoicePoint may receive from any insurer, condemning authority or other third party. All proceeds covered by this Paragraph 10, including those received by BNPPLC from ChoicePoint or third parties, will be applied as follows:

(1) First, proceeds covered by this Paragraph 10 will be used to reimburse BNPPLC for any costs and expenses, including Attorneys’ Fees, that BNPPLC incurred to collect the proceeds.

(2) Second, the proceeds remaining after such reimbursement to BNPPLC (hereinafter, the “Remaining Proceeds”) will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to reimburse ChoicePoint or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until, however, any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph 10, BNPPLC will hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account will be added to and made a part of such Escrowed Proceeds.

(B) Advances of Escrowed Proceeds to ChoicePoint. Except as otherwise provided below in this Paragraph 10, BNPPLC will advance all Remaining Proceeds held by it as

Escrowed Proceeds to reimburse ChoicePoint for the actual out-of-pocket cost to ChoicePoint of repairing or restoring the Property in accordance with the requirements of this Lease and the other Operative Documents as the applicable repair or restoration, progresses and upon compliance by ChoicePoint with such terms, conditions and requirements as may be reasonably imposed by BNPPLC to assure the completion of such repair or restoration with available funds. So long as any Lease Balance remains outstanding, however, BNPPLC will not be required to pay Escrowed Proceeds to ChoicePoint in excess of the actual out-of-pocket cost to ChoicePoint of the applicable repair or restoration, as evidenced by invoices or other documentation reasonably satisfactory to BNPPLC, it being understood that BNPPLC may retain and, after ChoicePoint has completed the applicable repair or restoration and been reimbursed for the out-of-pocket cost thereof, apply any such excess (or so much thereof as is needed to reduce the Lease Balance to zero) as a Qualified Prepayment.

(C) Application of Escrowed Proceeds as a Qualified Prepayment. Provided no Event of Default has occurred and is continuing, BNPPLC will apply any Remaining Proceeds paid to it (or other amounts available for application as a Qualified Prepayment) as a Qualified Prepayment on any date that BNPPLC is directed to do so by a notice from ChoicePoint; however, if such a notice from ChoicePoint specifies an effective date for a Qualified Prepayment that is less than five Business Days after BNPPLC’s actual receipt of the notice, BNPPLC may postpone the date of the Qualified Prepayment to any date not later than five Business Days after BNPPLC’s receipt of the notice. In any event, BNPPLC may deduct Breakage Costs incurred in connection with any Qualified Prepayment from the Remaining Proceeds or other amounts available for application as the Qualified Prepayment, and ChoicePoint must reimburse BNPPLC upon request for any such Breakage Costs that BNPPLC incurs but does not deduct.

(D) Right of ChoicePoint to Receive and Apply Remaining Proceeds Below a Certain Level. If any condemnation of any portion of the Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Property will (in the good faith judgment of BNPPLC) reduce the then current “AS IS” market value by less than ten percent (10%) of the Lease Balance and (in the good faith estimation of BNPPLC) be unlikely to result in Remaining Proceeds of more than ten percent (10%) of the Lease Balance, and if no Event of Default has occurred and is continuing, then BNPPLC will, upon ChoicePoint’s request, instruct the condemning authority or insurer, as applicable, to pay the Remaining Proceeds resulting therefrom directly to ChoicePoint. ChoicePoint must apply any such Remaining Proceeds to the repair or restoration of the Property to a safe and secure condition and to a value of no less than the value before the taking or casualty.

(E) Special Provisions Applicable After an Event of Default. Notwithstanding the foregoing, when any Event of Default has occurred and is continuing, BNPPLC will be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph 10 and to apply all Remaining Proceeds, when and to the extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of ChoicePoint or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments. Further, when any Event of Default has occurred and is continuing, if the Remaining Proceeds paid to BNPPLC with respect to any damage or destruction of the Property are reduced by reason of any insurance deductible or self-insured retention, ChoicePoint must pay to BNPPLC upon demand an additional amount equal to the full amount of such deductible or self insured retention, whereupon the additional amount paid will be added to the Remaining Proceeds and applied as such by BNPPLC in accordance with the provisions of this Lease.

(F) ChoicePoint’s Obligation to Restore. Regardless of the adequacy of any Remaining Proceeds available to ChoicePoint hereunder, if the Property is damaged by fire or other casualty or less than all or substantially all of the Property is taken by condemnation, ChoicePoint must either (1) promptly restore or improve the Property or the remainder thereof to a value no less than the Lease Balance and to a reasonably safe and sightly condition, or (2) promptly restore the Property or remainder thereof to a reasonably safe and sightly condition and pay to BNPPLC for application as a Qualified Prepayment the amount (if any), as determined by BNPPLC, needed to reduce the Lease Balance to no more than the then current “AS IS” market value of the Property or remainder thereof.

(G) Takings of All or Substantially All of the Property. In the event of any taking of all or substantially all of the Property, BNPPLC will be entitled to apply all Remaining Proceeds (or so much thereof as is required to reduce the Lease Balance to zero) as a Qualified Prepayment. Any taking of so much of the Property as, in BNPPLC’s good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (1) of the preceding subparagraph will be considered a taking of substantially all the Property for purposes of this Paragraph 10.

(H) If Remaining Proceeds Exceed the Lease Balance. Notwithstanding the various provisions of this Paragraph 10 authorizing BNPPLC to apply Remaining Proceeds received by it during the Term as a Qualified Prepayment, in the event any such Remaining Proceeds exceed the sum of (i) all payments thereof made to ChoicePoint to reimburse it for the costs of repairs and restoration to the Property, (ii) any application thereof to cover costs incurred by BNPPLC for the repair or restoration the Property and (iii) the Lease Balance, such excess will not be applied as a Qualified Prepayment, but rather will constitute Escrowed Proceeds which must, if ChoicePoint exercises the Purchase Option or ChoicePoint’s Remarketing Rights pursuant to the Purchase Agreement, be delivered to the purchaser of the Property (be it ChoicePoint or an Applicable Purchaser) as provided therein.

11 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF CHOICEPOINT CONCERNING THE PROPERTY. ChoicePoint represents, warrants and covenants as follows:

(A) Operation and Maintenance. ChoicePoint must operate and maintain the Property in a good and workmanlike manner and in compliance with Applicable Laws in all material respects and pay or cause to be paid all fees or charges of any kind due in connection therewith. (If ChoicePoint does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written complaint or demand for corrective action given by any Governmental Authority to ChoicePoint, or to BNPPLC and forwarded by it to ChoicePoint, then for purposes of the preceding sentence, ChoicePoint will be considered not to have maintained the Property “in compliance with all Applicable Laws in all material respects” whether or not the noncompliance would be material in the absence of the complaint or demand.) ChoicePoint will not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Laws or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect to the Property. To the extent that any of the following would, individually or in the aggregate, materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Lease, ChoicePoint will not, without BNPPLC’s prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. ChoicePoint will not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property (except as may be required in connection with any Remedial Work), and ChoicePoint will not do anything that could reasonably be expected to significantly reduce the market value of the Property. If ChoicePoint receives a notice or claim from any Governmental Authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, ChoicePoint must promptly furnish a copy of such notice or claim to BNPPLC.

Notwithstanding the foregoing, ChoicePoint may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Property, and pending such contest ChoicePoint will not be deemed in default hereunder because of the violation of such Applicable Law, if ChoicePoint diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and if ChoicePoint promptly causes the Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest must be concluded and the violation of such Applicable Law must be corrected by ChoicePoint and any claims asserted against BNPPLC or the Property because of such violation must be paid by ChoicePoint, all prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against any Interested Party or any of its directors, officers or employees because of such violation, (ii) the date that any action is taken or overtly threatened by any Governmental Authority against BNPPLC or any property owned by BNPPLC (including the Property) because of such violation, or (iii) a Designated Sale Date upon which, for any reason, ChoicePoint or an Affiliate of ChoicePoint or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by ChoicePoint pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

(B) Debts for Construction, Maintenance, Operation or Development. ChoicePoint must cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including invoices for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid.

Notwithstanding the foregoing, ChoicePoint may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted statutory liens in the nature of contractors’, mechanics’ or materialmens’ liens, and pending such contest ChoicePoint will not be deemed in default under this subparagraph because of the contested lien if (1) within thirty days after being asked to do so by BNPPLC, ChoicePoint bonds over to BNPPLC’s reasonable satisfaction all such contested liens against the Property alleged to secure an amount in excess of $1,000,000 (individually or in the aggregate), (2) ChoicePoint diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (3) ChoicePoint promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest must be concluded and the lien, interest and costs must be paid by ChoicePoint prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against any Interested Party or its directors, officers or employees because of the nonpayment thereof, (ii) the date that any writ or order is issued under which the Property or any other property in which BNPPLC has an interest may be seized or sold or any other action is taken or overtly threatened against BNPPLC or any property in which BNPPLC has an interest because of the nonpayment thereof, or (iii) a Designated Sale Date upon which, for any reason, ChoicePoint or an Affiliate of ChoicePoint or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by ChoicePoint pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

(C) Repair, Maintenance, Alterations and Additions. ChoicePoint must keep the Property in good order, operating condition and appearance and must cause all necessary repairs, renewals and replacements to be promptly made. ChoicePoint will not allow any of the Property to be materially misused, abused or wasted, and ChoicePoint will promptly replace any worn-out fixtures and tangible Personal Property with fixtures and personal property comparable to the replaced items when new. ChoicePoint will not, without the prior consent of BNPPLC, (i) remove from the Property any fixture or Personal Property having significant value except such as are replaced by ChoicePoint by fixtures or Personal Property of equal suitability and value, free and clear of any lien or security interest (and for purposes of this clause “significant value” will mean any fixture or Personal Property that has a value of more than $100,000 or that, when considered together with all other fixtures and Personal Property removed and not replaced by ChoicePoint by items of equal suitability and value, has an aggregate value of $500,000 or more) or (ii) make material new Improvements or alter Improvements in any material respect.

However, so long as no Event of Default has occurred and is continuing, BNPPLC will not unreasonably withhold a consent requested by ChoicePoint pursuant to the preceding sentence for the construction or alteration of Improvements. ChoicePoint acknowledges, however, that BNPPLC’s refusal or failure to give such consent will be deemed reasonable if BNPPLC believes that the construction or alteration for which ChoicePoint is requesting consent could have a material adverse impact upon the value of the Property (taken as whole), or if ChoicePoint has not provided BNPPLC with adequate information to allow BNPPLC to properly evaluate such impact on value.

Without limiting the foregoing, ChoicePoint must notify BNPPLC before making any significant alterations to the Improvements, regardless of the impact on the value of the Property expected to result from such alterations.

(D) Development Authority Lease; Bond Security and Permitted Encumbrances.

(1) ChoicePoint must comply with and cause to be performed all of the covenants, agreements and obligations imposed by the Development Authority Lease upon the lessee thereunder or imposed by the Bond Security upon the owner of the Land and Improvements (the “Underlying Obligations”); except that (a) ChoicePoint will not be required to make or reimburse BNPPLC for Underlying Bond Payments, and (b) ChoicePoint will not be required by this subparagraph to satisfy other Underlying Obligations if and to the extent that BNPPLC, as Bondholder, can waive and is required by subparagraph 4(E)(1) of the Closing Certificate to waive any failure of ChoicePoint to satisfy such other Underlying Obligations. Without limiting the foregoing, ChoicePoint must do on behalf of BNPPLC whatever is required by the Development Authority Lease (other than the making of Underlying Bond Payments), and refrain from doing whatever is prohibited by the Development Authority Lease, as necessary to prevent any “Event of Default” under and as defined in the Development Authority Lease which would, despite any waiver by the Bondholder, entitle the Development Authority to terminate the Development Authority Lease or otherwise exercise remedies for default against BNPPLC.

(2) ChoicePoint must comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances. Without limiting the foregoing, ChoicePoint must cause all amounts to be paid when due, the payment of which is secured by any Lien against the Property created by the Permitted Encumbrances. Without the prior consent of BNPPLC, ChoicePoint will not enter into, initiate, approve or consent to any modification of any Permitted Encumbrance that would create or expand or purport to create or expand obligations or restrictions which would encumber BNPPLC’s interest in the Property or be binding upon BNPPLC itself.

(E) Books and Records Concerning the Property. ChoicePoint must keep books and records that are accurate and complete in all material respects for the Property and must permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the operation of Improvements) to be inspected and copied by BNPPLC.

12 ASSIGNMENT AND SUBLETTING BY CHOICEPOINT.

(A) BNPPLC’s Consent Required. Without the prior consent of BNPPLC, ChoicePoint will not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of ChoicePoint hereunder and will not sublet all or any part of the Property, by operation of law or otherwise, except as follows:

(1) So long as no Event of Default has occurred and is continuing, ChoicePoint may sublet (a) to Affiliates of ChoicePoint, or (b) no more than thirty-three percent (33%) (computed on the basis of square footage) of the useable space in then existing and completed building Improvements to Persons who are not ChoicePoint’s Affiliates, subject to the conditions that (i) any such sublease by ChoicePoint must be made expressly subject and subordinate to the terms hereof, (ii) the sublease must have a term equal to or less than the remainder of the then effective Term of this Lease, and (iii) the use permitted by the sublease must be expressly limited to uses consistent with subparagraph 2(A) or other uses approved in advance by BNPPLC as uses that will not present any extraordinary risk of uninsured environmental or other liability.

(2) So long as no Event of Default has occurred and is continuing, ChoicePoint may assign all of its rights under this Lease and the other Operative Documents to an Affiliate of ChoicePoint, subject to the conditions that (a) the assignment must be in writing and must unconditionally provide that the Affiliate assumes all of ChoicePoint’s obligations hereunder and thereunder, and (b) ChoicePoint must execute an unconditional guaranty of the obligations assumed by the Affiliate in form satisfactory to BNPPLC, confirming (x) that notwithstanding the assignment ChoicePoint will remain primarily liable for all of the obligations undertaken by ChoicePoint under the Operative Documents, (y) that such guaranty is a guaranty of payment and performance and not merely of collection, and (z) that ChoicePoint waives to the extent permitted by Applicable Law all defenses otherwise available to guarantors or sureties.

(B) Consent Not a Waiver. No consent by BNPPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or ChoicePoint’s interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPPLC’s consent, will release ChoicePoint from liability hereunder; and any such consent will apply only to the specific transaction thereby authorized and will not relieve ChoicePoint from any requirement of obtaining the prior consent of BNPPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of ChoicePoint hereunder.

13 ASSIGNMENT BY BNPPLC.

(A) Restrictions on Transfers. Except by a Permitted Transfer, BNPPLC will not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the other Operative Documents or any interest of BNPPLC in and to the Property during the Term without the prior consent of ChoicePoint, which consent ChoicePoint may withhold in its sole discretion.

(B) Effect of Permitted Transfer or other Assignment by BNPPLC. If by a Permitted Transfer BNPPLC sells or otherwise transfers the Property and assigns to the transferee all of BNPPLC’s rights under this Lease and under the other Operative Documents, and if the transferee expressly assumes all of BNPPLC’s obligations under this Lease and under the other Operative Documents, then BNPPLC will thereby be released from any obligations arising after such assumption under this Lease or under the other Operative Documents, and ChoicePoint must look solely to each successor in interest of BNPPLC for performance of such obligations.

14 BNPPLC’S RIGHT TO ENTER AND TO PERFORM FOR CHOICEPOINT .

(A) Right to Enter. BNPPLC and BNPPLC’s representatives may enter the Property for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose of confirming whether ChoicePoint has complied with the requirements of this Lease or the other Operative Documents. So long as no Event of Default has occurred and is continuing and no apparent emergency exists which would justify immediate entry, BNPPLC will give ChoicePoint at least two Business Days notice before making any such entry over the objection of ChoicePoint and will limit any such entry to normal business hours.

(B) Performance for ChoicePoint. If ChoicePoint fails to perform any act or to take any action required of it by this Lease or the Closing Certificate, or to pay any money which ChoicePoint is required by this Lease or the Closing Certificate to pay, and if such failure or action constitutes an Event of Default or renders any Interested Party or any director, officer, employee or Affiliate of any Interested Party at risk of criminal prosecution or renders BNPPLC’s interest in the Property or any part thereof at risk of forfeiture by forced sale, termination of the Development Authority Lease or otherwise, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPPLC, and any money so paid by BNPPLC, will be a demand obligation owing by ChoicePoint to BNPPLC. Further, upon making such payment, BNPPLC will be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein will imply any duty upon the part of BNPPLC to do any work which under any provision of this Lease ChoicePoint may be required to perform, and the performance thereof by BNPPLC will not constitute a waiver of ChoicePoint’s default. BNPPLC may during the progress of any such work by BNPPLC keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC will not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to ChoicePoint or the subtenants or invitees of ChoicePoint by reason of the performance of any such work, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work, and the obligations of ChoicePoint under this Lease will not thereby be excused in any manner.

15 REMEDIES.

(A) Traditional Lease Remedies. At any time after an Event of Default and after BNPPLC has given any notice required by subparagraph 15(C), BNPPLC will be entitled at BNPPLC’s option (and without limiting BNPPLC in the exercise of any other right or remedy BNPPLC may have, and without any further demand or notice except as expressly described in this subparagraph 15(A)), to exercise any one or more of the following remedies:

(1) By notice to ChoicePoint, BNPPLC may terminate ChoicePoint’s right to possession of the Property. However, only a notice clearly and unequivocally confirming that BNPPLC has elected to terminate ChoicePoint’s right of possession will be effective for purposes of this provision.

(2) Upon termination of ChoicePoint’s right to possession as provided in the immediately preceding subsection (1) and without further demand or notice, BNPPLC may re-enter the Property in any manner not prohibited by Applicable Laws and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any personal property on the Land may be removed and stored in a warehouse or elsewhere, and in such event the cost of any such removal and storage will be at the expense and risk of and for the account of ChoicePoint.

(3) Upon termination of ChoicePoint’s right to possession as provided in the immediately preceding subsection (1), this Lease will terminate and BNPPLC may recover from ChoicePoint damages which include the following:

(a) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(b) costs and expenses actually incurred by BNPPLC to repair damage to the Property that ChoicePoint was obligated to (but failed to) repair prior to the termination;

(c) the sum of the following (“Lease Termination Damages”):

1) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that ChoicePoint proves could have been reasonably avoided;

2) the worth at the time of award of the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award exceeds the amount of such rental loss that ChoicePoint proves could be reasonably avoided;

3) any other amount necessary to compensate BNPPLC for all the detriment proximately caused by ChoicePoint’s failure to perform ChoicePoint’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including the reasonable costs and expenses of preparing and altering the Property for reletting and all other costs and expenses of reletting (including Attorneys’ Fees, advertising costs and brokers’ commissions), and

(d) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Georgia law.

The “worth at the time of award” of the amounts referred to in subparagraph 15(A)(3)(a) and subparagraph 15(A)(3)(c)1) will be computed by allowing interest at the Default Rate. The “worth at the time of award” of the amount referred to in subparagraph 15(A)(3)(c)2) will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus two percent (2%).

Notwithstanding the foregoing, the total Lease Termination Damages which BNPPLC may recover from ChoicePoint will be limited in amount to the extent required, if any, to prevent the sum of recoverable Lease Termination Damages, plus any Supplemental Payment that BNPPLC has received or remains entitled to recover pursuant to the Purchase Agreement, from being more than the Maximum Remarketing Obligation; provided, however, if a Supplemental Payment is owed to BNPPLC according to the Purchase Agreement, but ChoicePoint fails to pay it, this limitation upon BNPPLC’s right to recover Lease Termination Damages will be of no effect. For purposes of this provision, “Maximum Remarketing Obligation” is intended to have the meaning assigned to it in the Purchase Agreement and is intended to be computed as of the date any award of Lease Termination Damages to BNPPLC as if such date was the Designated Sale Date.

(4) Even after a breach of this Lease or abandonment of the Property by ChoicePoint, BNPPLC may continue this Lease in force and recover Rent as it becomes due. Accordingly, despite any breach or abandonment by ChoicePoint, this Lease will continue in effect for so long as BNPPLC does not terminate ChoicePoint’s right to possession, and BNPPLC may enforce all of BNPPLC’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. ChoicePoint’s right to possession will not be deemed to have been terminated by BNPPLC except pursuant to subparagraph 15(A)(1) hereof. The following will not constitute a termination of ChoicePoint’s right to possession:

(a) Acts of maintenance or preservation or efforts to relet the Property;

(b) The appointment of a receiver upon the initiative of BNPPLC to protect BNPPLC’s interest under this Lease; or

(c) Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by ChoicePoint.

(B) Foreclosure Remedies. At any time when an Event of Default has occurred and is continuing, BNPPLC may notify ChoicePoint of BNPPLC’s intent to pursue remedies described in Exhibit B, and at any time thereafter, regardless of whether the Event of Default is continuing, if ChoicePoint has not already purchased the Property or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement, (i) BNPPLC will have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by law, to sell or arrange for a sale to foreclose its lien and security interest granted in Exhibit B, and (ii) BNPPLC, in lieu of or in addition to exercising any power of sale granted in Exhibit B, may proceed by a suit or suits in equity or at law, whether for a foreclosure or sale of the Property, or against ChoicePoint for the Lease Balance, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure or sale of the Property, or for the enforcement of any other appropriate legal or equitable remedy.

(C) Notice Required So Long As the Purchase Option Continues Under the Purchase Agreement. So long as ChoicePoint remains in possession of the Property and there has been no termination of the Purchase Option as provided in subparagraph 6(B) of the Purchase Agreement, BNPPLC’s right to exercise remedies provided in subparagraph 15(A) or to complete any foreclosure sale as provided in subparagraph 15(B) will be subject to the condition precedent that BNPPLC has notified ChoicePoint, at a time when an Event of Default has occurred and is continuing and no less than thirty days prior to exercising such remedies or completing such a sale, of BNPPLC’s intent to do so. The condition precedent is intended to provide ChoicePoint with an opportunity to exercise the Purchase Option before losing possession of the Property because of the remedies enumerated in subparagraph 15(A) or because of a sale authorized by subparagraph 15(B). The condition precedent is not, however, intended to extend any period for curing an Event of Default. Accordingly, if an Event of Default has occurred, and regardless of whether any Event of Default is then continuing, BNPPLC may proceed immediately to exercise remedies provided in subparagraph 15(A) or complete a sale authorized by subparagraph 15(B) at any time after the earliest of (i) thirty days after BNPPLC has given such a notice to ChoicePoint, (ii) any date upon which ChoicePoint relinquishes possession of the Property, or (iii) any termination of the Purchase Option.

(D) Enforceability. This Paragraph 15 will be enforceable to the maximum extent not prohibited by Applicable Laws, and the unenforceability of any provision in this Paragraph will not render any other provision unenforceable.

(E) Remedies Cumulative. No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy, and each and every such right and remedy will be cumulative and in addition to any other right or remedy given to BNPPLC under this Lease or other Operative Documents or now or hereafter existing in favor of BNPPLC under Applicable Laws, except as otherwise expressly provided in the last provision of subparagraph 15(A)(3) above. In addition to other remedies provided in this Lease, BNPPLC will be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by ChoicePoint, or to any other remedy allowed to BNPPLC at law or in equity. Nothing contained in this Lease will limit or prejudice the right of BNPPLC to prove for and obtain in proceedings for bankruptcy or insolvency of ChoicePoint by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein will modify, limit or impair any of the rights and remedies of BNPPLC under the Purchase Agreement. However, to prevent a double recovery, BNPPLC acknowledges that BNPPLC’s right to recover Lease Termination Damages may be limited by the last provision of subparagraph 15(A)(3) above in the event BNPPLC collects or remains entitled to collect a Supplemental Payment as provided in the Purchase Agreement.

16 DEFAULT BY BNPPLC. If BNPPLC should default in the performance of any of its obligations under this Lease, BNPPLC will have the time reasonably required, but in no event less than thirty days or more than sixty days, to cure such default after receipt of notice from ChoicePoint specifying such default and specifying what action ChoicePoint believes is necessary to cure the default.

17 QUIET ENJOYMENT. Provided ChoicePoint pays Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by ChoicePoint hereunder, BNPPLC will not during the Term disturb ChoicePoint’s peaceable and quiet enjoyment of the Property; however, such enjoyment will be subject to the terms and conditions of this Lease, to the Development Authority Lease, to the Bond Security, to Permitted Encumbrances and to any other claims not constituting Liens Removable by BNPPLC. Any breach by BNPPLC of this Paragraph will render BNPPLC liable to ChoicePoint for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph 4(B) above, no such breach will entitle ChoicePoint to terminate this Lease or excuse ChoicePoint from its obligation to pay Rent.

18 SURRENDER UPON TERMINATION. Unless ChoicePoint or an Applicable Purchaser is purchasing or has purchased BNPPLC’s entire interest in the Property pursuant to the terms of the Purchase Agreement, ChoicePoint must, upon the termination of ChoicePoint’s right to occupancy, surrender to BNPPLC the Property, including Improvements constructed by ChoicePoint and fixtures and furnishings included in the Property, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and with all Improvements in substantially the same condition as of the Effective Date. Any movable furniture or movable personal property belonging to ChoicePoint or any party claiming under ChoicePoint, if not removed within thirty days after such termination and if BNPPLC so elects, will be deemed abandoned and become the property of BNPPLC without any payment or offset therefor. If BNPPLC does not so elect, BNPPLC may remove such property from the Property and store it at ChoicePoint’s risk and expense. ChoicePoint must bear the expense of repairing any damage to the Property caused by such removal by BNPPLC or ChoicePoint.

19 HOLDING OVER BY CHOICEPOINT. Should ChoicePoint not purchase BNPPLC’s right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without objection by BNPPLC, whether such termination occurs by lapse of time or otherwise, such holding over will constitute and be construed as a tenancy from day to day only on and subject to all of the terms, provisions, covenants and agreements on the part of ChoicePoint hereunder. No payments of money by ChoicePoint to BNPPLC after the termination of this Lease will reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof will be valid unless and until the same is reduced to writing and signed by both BNPPLC and ChoicePoint.

20 RECORDING MEMORANDUM. Contemporaneously with the execution of this Lease, the parties will execute and record a memorandum of this Lease for purposes of effecting constructive notice to all Persons of ChoicePoint’s rights hereunder.

21 INDEPENDENT OBLIGATIONS EVIDENCED BY OTHER OPERATIVE DOCUMENTS. ChoicePoint acknowledges and agrees that nothing contained in this Lease will limit, modify or otherwise affect any of ChoicePoint’s obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. Further, in the event of any inconsistency between the express terms and provisions of the Purchase Agreement and the express terms and provisions of this Lease, the express terms and provisions of the Purchase Agreement will control.

22 AMENDMENT AND RESTATEMENT OF CHOICEPOINT’S PRIOR LEASE. This Lease amends, restates and replaces ChoicePoint’s Prior Lease in its entirety. Without limiting the rights and obligations of ChoicePoint under this Lease, ChoicePoint acknowledges that any and all rights or interest of ChoicePoint under ChoicePoint’s Prior Lease or otherwise in and to the Land, the improvements to the Land and to any other property included in the Property (except under this Lease and the Purchase Documents) are superseded by this Lease and the other Operative Documents. BNPPLC will have no liability for any breach of ChoicePoint’s Prior Lease or other documents executed in connection with ChoicePoint’s Prior Lease by the Prior Owner or by other parties to those documents. ChoicePoint quitclaims unto BNPPLC any rights or interests ChoicePoint has in or to the Land, the improvements to the Land and to any other property included in the Property, other than the rights and interests which are created or confirmed by this Lease and the other Operative Documents.

[The signature pages follow.]

IN WITNESS WHEREOF, this Lease is executed to be effective as of December 8, 2006.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation

By:	/s/ Barry Mendelsohn
Barry Mendelsohn, Director

[Continuation of signature pages for Lease dated as of December 8, 2006]

CHOICEPOINT INC., a Georgia corporation

By:	/s/ John Mongelli
John Mongelli, Vice President and Treasurer